UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  October 22, 2004

(Date of earliest event reported)

THE STANDARD REGISTER COMPANY

(Exact name of Registrant as specified in its Charter)

Ohio (State or other jurisdiction of incorporation)	1-1097 (Commission File No.)	31-0455440 (IRS Employer Identification Number)

600 Albany Street, Dayton, Ohio	45408
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (937) 221-1000

N/A

(Former name or former address, if changed since last report)

Item 2.02  Results of Operations and Financial Condition

The information in this Item 12 (including the exhibit referenced below) is being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Item 12 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

On October 22, 2004, Standard Register issued an earnings release announcing its financial results for the third quarter ended September 26, 2004.  A copy of the earnings press release is attached as Exhibit 99.1 and is furnished under this Item 12.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGISTRANT	THE STANDARD REGISTER COMPANY

Date: October 22, 2004	/s/ Kathryn A. Lamme__________
By: Kathryn A. Lamme Vice President, General Counsel & Secretary

Exhibit 99.1

600 Albany St.  ·  Dayton, OH   45408

937.221.1000  ·  937.221.1486 (fax)

www.standardregister.com

NEWS RELEASE

News media contact:

Investor contact:

Julie McEwan  ·  937.221.1825

Robert J. Cestelli  ·  937.221.1304

julie.mcewan@standardregister.com

robert.cestelli@standardregister.com

For Release on October 22, 2004 at 8 a.m. EDT

Standard Register Reports Third Quarter 2004 Results

DAYTON, Ohio (October 22, 2004) – Standard Register (NYSE: SR) today reported financial results for the 2004 third quarter ended September 26, 2004.

Third Quarter Results of Operations

     Revenue for the third quarter was $218.7 million, compared to $222.1 million in 2003.  Through nine months, revenue was $671.3 million, versus $691.2 million for the comparable period of 2003.

     “The quarter’s revenue reflects a continuation of a relatively stable sales pattern established over the preceding four quarters that breaks markedly from the declining revenue trend of earlier periods,” said Dennis Rediker, Standard Register’s CEO.  “Our third quarter revenue is traditionally the lowest of the year as a result of seasonal buying factors, while the fourth quarter is typically our strongest, and we expect that pattern to repeat this year.  This view is reinforced by solid increases in our production backlogs during the third quarter.”

     The Company also reported lower manufacturing and SG&A costs in the quarter and undertook new restructuring initiatives aimed at improving operating margins during the coming quarters.  “Given our industry dynamics, we must continue to make productivity gains in order to remain competitive and improve our profitability and cash flow,” said Rediker.

     During the quarter, the Company restructured its InSystems subsidiary, a provider of software applications for the automation of document intensive business processes.  The subsidiary, acquired in July 2002, had experienced significant declines in its revenue and margins in recent periods and management elected to reduce costs and refocus attention on InSystems’ key product lines.  A pre-tax restructuring charge of $2.6 million was reported in the quarter and on-going cost savings are estimated at $4.0 million per year.

-more-

     In conjunction with the InSystems’ restructuring, the Company recorded an asset impairment charge of $47.1 million to adjust the carrying value of the business.  The non-cash charge, which eliminated InSystems’ goodwill, was the product of a more modest growth forecast for the restructured business and a substantial reduction in prevailing market valuation multiples for software companies.

     The Company eliminated positions during the quarter at its headquarters and field operating units to reduce management layers and improve productivity.   Pre-tax restructuring costs in the quarter were $3.8 million and on-going annual savings from these actions are estimated to be approximately $11 million.

     The $12.1 million in pre-tax restructuring costs incurred thus far in 2004 are estimated to produce annual savings of approximately $28 million.

     The net loss reported for the quarter was $34.5 million or $1.21 per share, compared to a loss of $1.6 million or $0.05 per share in the prior year.  The year-to-date loss was $43.6 million or $1.53 per share, versus a loss of $14.7 million or $0.52 last year.  The quarter and year-to-date results were significantly impacted by the restructuring and asset impairment charges.  Higher pension costs have also adversely impacted the comparative results.   Pension expense through nine months was approximately twice the level of the prior year.  The significant increase relates primarily to weak stock market results in 2001 and 2002 that created actuarial losses being amortized over subsequent years.  The effect of those items is illustrated in the table below.

             Earnings Per Share

	3Q04	3Q03	Change	YTD 04	YTD 03	Change
Total EPS Reported (GAAP)	-$1.21	-$0.05	-$1.16	-$1.53	-$0.52	-$1.01
Effect of:
Restructuring	$-0.14	$-0.07	$-0.07	$-0.26	$-0.33	$0.07
Impairment	-1.05	-0.03	-1.02	-1.06	-0.22	-0.84
Pension Amortization	-0.10	-0.04	-0.06	-0.29	-0.12	-0.17
Total Adjustments	-$1.29	-$0.14	-$1.15	-$1.61	-$0.67	-$0.94
All Other (Non-GAAP Measure)	$0.08	$0.09	-$0.01	$0.08	$0.15	-$0.07

     Operating margins were down slightly in the current quarter, as modestly higher unit sales and lower manufacturing and SG&A costs were overshadowed by lower average selling prices.  Material costs were also higher in the quarter, reflecting paper price hikes in April and July of this year.   A third increase is slated to go into effect in October, which reflects strengthened operating rates at paper mills.  Despite the challenging price environment, the Company has raised its target selling prices in response to these cost increases.   “Although we cannot guarantee success, the Company has generally been successful in the past in recovering industry-wide paper cost increases.  Recovery ordinarily lags each increase by several quarters, however,” said Rediker.

-more-

Cash flow was positive in the quarter and the Company paid down debt.  At quarter end, total debt was $85.0 million and cash was $17.4 million, representing a net debt position of $67.6 million.  This compares to a net debt position at the end of June of $74.4 million, indicating positive cash flow in the quarter of $6.8 million.  Over the past four quarters, excluding spending and asset sales related to the restructuring actions, the Company has generated $2.5 million of net positive cash flow after satisfying expenditures for pension funding, capital expenditures and dividends.

Outlook

     At the end of the first half of 2004, the Company announced an objective to improve its cost and expense ratios over the next several quarters by a total of five percentage points in relation to revenue.  “We have made good progress against this goal and if we are successful in recovering paper costs, we expect to achieve this objective by the second half 2005,” said Rediker.

Dividend

     On October 21, 2004, Standard Register’s Board of Directors declared a quarterly dividend of $0.23 per share to be paid on December 10, 2004 to shareholders of record as of November 26, 2004.  The Company has paid dividends every quarter since going public in 1956.

Presentation of Information in This Press Release

      This press release presents information that excludes restructuring and impairment expense, and amortization of prior years’ pension losses.  These financial measures are considered non-GAAP.  Generally a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows where amounts are either excluded or included not in accordance with generally accepted accounting principles.  Standard Register believes that this information will enhance an overall understanding of its financial performance due to the non-operational nature in the above items and the significant change from period to period.  The presentation of non-GAAP information is not meant to be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

Conference Call

     Standard Register CEO Dennis L. Rediker and CFO Craig J. Brown will host a conference call at 10 a.m. EDT on October 22, 2004,  to review the third quarter results.  The call can be accessed via an audio webcast which is accessible at www.standardregister.com/investorrelations.

–more-

About Standard Register

     Standard Register (NYSE: SR) is a leading information solutions company, with more than 90 years of innovation in improving the way business gets done in healthcare, financial services, manufacturing and other industries.  The company helps organizations increase efficiency, reduce costs, enhance security and grow revenue by effectively capturing, managing and using information.  Its offerings range from document and label solutions to e-business solutions to consulting and managed services.  More information is available at

www.standardregister.com.

Safe Harbor Statement

     This report includes forward-looking statements covered by the Private Securities Litigation Reform Act of 1995.  Because such statements deal with future events, they are subject to various risks and uncertainties and actual results for fiscal year 2004 and beyond could differ materially from the Company’s current expectations.

Forward-looking statements are identified by words such as “anticipates,” “projects,” “expects,” “plans,” “intends,” “believes,” “estimates,” “targets,” and other similar expressions that indicate trends and future events.

     Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, variation in demand and acceptance of the Company’s products and services, the frequency, magnitude and timing of paper and other raw-material-price changes, general business and economic conditions beyond the Company’s control, timing of the completion and integration of acquisitions, the consequences of competitive factors in the marketplace, cost-containment strategies, and the Company’s success in attracting and retaining key personnel.  Additional information concerning factors that could cause actual results to differ materially from those projected is contained in the Company’s filing with The Securities and Exchange Commission, including its report on Form 10-K for the year ended December 28, 2003.  The Company undertakes no obligation to revise or update forward-looking statements as a result of new information since these statements may no longer be accurate or timely.

###

THE STANDARD REGISTER COMPANY
Third Quarter		STATEMENT OF OPERATIONS	Y-T-D
13 Weeks Ended		(In Thousands, except Per Share Amounts)	39 Weeks Ended
26-Sep-04	28-Sep-03		26-Sep-04	28-Sep-03
$218,726	$222,108	TOTAL REVENUE	$671,266	$691,201
139,938	137,563	COST OF SALES	427,318	429,047
78,788	84,545	GROSS MARGIN	243,948	262,154
		COSTS AND EXPENSES
2,888	3,887	Research and Development	10,240	13,670
65,718	67,878	Selling, General and Administrative	210,640	208,843
10,405	10,406	Depreciation and Amortization	31,770	35,292
47,611	1,306	Asset Impairment	48,400	10,851
6,521	3,234	Restructuring	12,097	16,206
133,143	86,711	TOTAL COSTS AND EXPENSES	313,147	284,862
(54,355)	(2,166)	LOSS FROM OPERATIONS	(69,199)	(22,708)
		OTHER INCOME (EXPENSE)
(598)	(642)	Interest Expense	(1,930)	(3,276)
3	118	Investment and Other Income	132	895
(595)	(524)	Total Other Expense	(1,798)	(2,381)
(54,950)	(2,690)	LOSS BEFORE INCOME TAXES	(70,997)	(25,089)
(20,494)	(1,136)	Income Tax Benefit	(27,421)	(10,407)
($34,456)	($1,554)	NET LOSS	($43,576)	($14,682)
28,558	28,350	Average Number of Shares Outstanding - Basic and Diluted	28,533	28,272
($1.21)	($0.05)	Loss Per Share - Basic and Diluted	($1.53)	($0.52)
$0.23	$0.23	Dividends Paid Per Share	$0.69	$0.69
		BALANCE SHEET
		(In Thousands)	26-Sep-04	28-Dec-03
		ASSETS
		Cash & Short Term Investments	$17,371	$76,959
		Accounts Receivable	127,491	125,943
		Inventories	53,934	49,757
		Other Current Assets	32,851	32,802
		Total Current Assets	231,647	285,461
		Plant and Equipment	150,518	165,538
		Goodwill and Intangible Assets	20,550	68,623
		Deferred Taxes	98,788	72,654
		Other Assets	35,562	36,681
		Total Assets	$537,065	$628,957
		LIABILITIES AND SHAREHOLDERS' EQUITY
		Current Portion Long-Term Debt	$85,000	$12
		Current Liabilities	97,304	99,811
		Deferred Compensation	15,469	15,526
		Long-Term Debt	0	125,000
		Retiree Healthcare	48,248	49,769
		Pension Liability	95,585	89,608
		Other Long-Term Liabilities	790	643
		Shareholders' Equity	194,669	248,588
		Total Liabilities and Shareholders' Equity	$537,065	$628,957